FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-06

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 06/20/19 11:53:18
To:	Nicholas Cerulo (WELLS FARGO SECURITI)
Subject:	NEW ISSUE CMBS: WFCM 2019-C51 *PUBLIC PRICE GUIDANCE*

WFCM 2019-C51 - PUBLIC NEW ISSUE
**PRICE GUIDANCE** $641.030 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC BARCLAYS CAPITAL INC.
UBS SECURITIES LLC

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	GUID
A-1	AAAsf/AAA(sf)/Aaa(sf)	22.389	30.000%	2.72	44.1%	15.2%	IS+44A
A-2	AAAsf/AAA(sf)/Aaa(sf)	45.489	30.000%	4.84	44.1%	15.2%	IS+60A
A-SB	AAAsf/AAA(sf)/Aaa(sf)	29.432	30.000%	7.27	44.1%	15.2%	IS+80A
A-3*	AAAsf/AAA(sf)/Aaa(sf)	200.000	30.000%	9.81	44.1%	15.2%	IS+96A
A-4*	AAAsf/AAA(sf)/Aaa(sf)	213.326	30.000%	9.90	44.1%	15.2%	IS+98A
A-S	AAAsf/AAA(sf)/Aa3(sf)	62.005	21.500%	9.93	49.4%	13.6%	IS+125A
B	AA-sf/AA-(sf)/NR	36.474	16.500%	9.93	52.6%	12.7%	IS+150A
C	A-sf/A-(sf)/NR	31.915	12.125%	9.93	55.3%	12.1%	IS+180A

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB+sf/BBB+(sf)/NR	11.854	N/A	N/A	N/A	N/A
D	BBB+sf/BBB+(sf)/NR	11.854	10.500%	9.93	56.3%	11.9%

COLLATERAL SUMMARY
INITIAL POOL BALANCE:	$729,480,091
NUMBER OF LOANS:	54
NUMBER OF PROPERTIES:	105
WA CUT-OFF LTV:	63.0%
WA BALLOON LTV:	57.9%
WA U/W NCF DSCR:	1.97x
WA U/W NOI DEBT YIELD:	10.6%
WA MORTGAGE RATE:	4.537%
TOP TEN LOANS %:	54.7%
WA REM TERM TO MATURITY (MOS):	114
WA REM AMORTIZATION TERM (MOS):	354
WA SEASONING (MOS):	2
LOAN SELLERS:	RMF(26.2%), WFB(24.9%), BARCLAYS(23.9%), UBS(13.8%), CIII(11.2%)
TOP 3 PROPERTY TYPES:	OFFICE(38.5%), RETAIL(27.5%), MIXED USE(10.6%)
TOP 5 STATES:	CA(18.6%), PA(13.5%), AZ(11.2%), TX(7.0%), NY(6.2%)
MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	C-III ASSET MANAGEMENT LLC
DIRECTING CERTIFICATEHOLDER:	LD II SUB V, LLC OR AN AFFILIATE
DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	WEEK OF JUNE 17, 2019
ANTICIPATED SETTLEMENT:	JULY 11, 2019
CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.